EXHIBIT 10.1

[FORM OF AMENDMENT AND WAIVER AGREEMENT]

AMENDMENT AND WAIVER AGREEMENT

This Amendment and Waiver Agreement (the “Agreement”), dated as of March 24, 2011, is by and between Pacific Ethanol, Inc., a Delaware corporation with offices located at 400 Capitol Mall, Suite 2060, Sacramento, CA 95814 (the “Company”), and the holder identified on the signature page hereto (“Holder”).

R E C I T A L S

A.           On or about October 6, 2010, the Company issued (i) $35,000,000 in aggregate principal amount of its senior convertible notes (the “Notes”) and (ii) a warrant (the “Warrant”) to purchase the Company’s common stock, $0.001 par value per share (the “Common Stock”) pursuant to a Securities Purchase Agreement dated as of September 27, 2010 (the “Initial Securities Purchase Agreement”, and as amended prior to the date hereof, the “Existing Securities Purchase Agreement”) to the Holder and certain other investors signatory thereto (collectively, the “Investors”).

B.           The Company and the Holder amended the terms of the Initial Securities Purchase Agreement pursuant to the terms of an Amendment and Exchange Agreement, dated as of January 7, 2011, by and between the Company and the Holder (the “Exchange Agreement”).  Pursuant to the terms of the Exchange Agreement, the Company and the Holder exchanged a Note with an aggregate principal amount of $[          ] of the Holder (the “Initial Note”) for a senior convertible note with an aggregate principal amount of $[          ] (the “Exchanged Note”).  Capitalized terms not defined herein shall have the meaning as set forth in the Exchanged Note, or to the extent not defined therein or herein, in the Existing Securities Purchase Agreement.

C.           In connection with the execution and delivery of the Initial Securities Purchase Agreement, the Company entered into that certain Registration Rights Agreement, dated as of October 6, 2010, by and among the Company and the Investors (as amended by the Exchange Agreement, the “Existing Registration Rights Agreement”).

D.           As a closing condition to the transactions contemplated hereby, each of the holders of Notes as of the date hereof other than the Holder (the “Other Holders”) are executing agreements identical to this Agreement (other than proportional changes in the numbers reflecting the different principal amount of each Exchanged Note (as defined in each Other Agreement (as defined herein)) (collectively, the “Other Exchanged Notes”, and together with the Exchanged Note, the “Exchanged Notes”) (the “Other Agreements”, and together with this Agreement, the “Agreements”).

E.           Under the terms of the Exchanged Note, the second Installment Date is May 2, 2011 (“Applicable Installment Date”) and the Installment Notice Due Date with respect to the Applicable Installment Date is March 31, 2011.  If the Company desires to effect a Company Conversion with respect to all or part of the Installment Amount due on the Applicable Installment Date, the Pre-Installment Conversion Shares required to be delivered in connection with any such Company Conversion are required to be delivered on April 4, 2011.

F.           To the extent the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”), to be filed on March 31, 2011, discloses any facts or events arising after the effective date of the Registration Statement filed under the Registration Rights Agreement (File No. 333-171612, the “Applicable Registration Statement”) that represent a fundamental change from the information set forth in the Applicable Registration Statement, the Applicable Registration Statement will not be available for the resale of any Exchanged Note Conversion Shares (as defined in the Exchange Agreement) commencing on March 31, 2011 and ending on April 6, 2011, which would constitute both (i) an Equity Conditions Failure and (ii) a Maintenance Failure (as defined in the Existing Registration Rights Agreement) with respect to the Applicable Registration Statement (collectively, the “Registration Failure” and each Trading Day in which a Registration Failure has occurred or is continuing prior to April 6, 2011, each a “Registration Failure Trading Day”).

G.           The Company and the Holder desire to amend the terms of the Exchanged Note such that, solely with respect to the Applicable Installment Date, (i) the Installment Notice Due Date will be March 24, 2011, (ii) the Pre-Installment Conversion Shares with respect thereto will be required to be delivered by the Company to the Holder on March 25, 2011 and (iii) the Market Price Measuring Period on the Applicable Installment Date for purposes of the definition of Company Conversion Price shall not include any Registration Failure Trading Day.

H.           The Company and the Holder also desire to (i) cause a waiver of the Registration Failure and (ii) amend the definition of “Allowable Grace Period” within the Existing Registration Rights Agreement to allow an additional Grace Period (as defined in the Existing Registration Rights Agreement) with respect to each Registration Failure Trading Day.

A G R E E M E N T

1.   Amendments to Transaction Documents.

1.1   Ratifications.  Except as otherwise expressly provided herein, the Exchanged Note and each other Transaction Document, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date: (i) all references in the Exchanged Note to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Exchanged Note shall mean the Exchanged Note as amended by this Agreement,  (ii) all references in the other Transaction Documents, to “this Note”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Exchanged Notes shall mean the Exchanged Note as amended by this Agreement, (iii) all references in the Existing Registration Rights Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Existing Registration Rights Agreement shall mean the Existing Registration Rights Agreement as amended by this Agreement, and (iv) all references in the other Transaction Documents to the “Registration Rights Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Existing Registration Rights Agreement shall mean the Exiting Registration Rights Agreement as amended by this Agreement.

1.2   Amendments to Exchanged Note.  On and after the Effective Date, the Exchanged Note is hereby amended such that, solely with respect to the Applicable Installment Date, (i) the Installment Notice Due Date with respect thereto shall be March 24, 2011, (ii) the Pre-Installment Conversion Shares with respect thereto will be required to be delivered by the Company to the Holder on March 25, 2011 and (iii) the Market Price Measuring Period for the Applicable Installment Date for purposes of the definition of Company Conversion Price shall be the period that consists of the Trading Days beginning and including March 28, 2011 and ending on the Trading Day immediately prior to the applicable Installment Date, provided, however, that such period will not include any Registration Failure Trading Day.  For the avoidance of doubt, the Applicable Installment Date will still occur on May 2, 2011.

1.3   Amendments to Existing Registration Rights Agreement.  On and after the Effective Date, the Company and the Holder hereby agree that an “Allowable Grace Period” as defined in the Existing Registration Rights Agreement shall include each Registration Failure Trading Day.

1.4   Amendments to Transaction Documents.  On and after the Effective Date, each of the Transaction Documents are hereby amended such that the defined term “Transaction Documents” is hereby amended to include the Agreements.

2.   Waiver.  On and after the Effective Date, the Holder hereby waives the Registration Failure.

3.   Company Representations and Warranties.

3.1   Organization and Qualification.  Each of the Company and its Subsidiaries (as defined in the Exchanged Notes) are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted.  Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.  As used in this Agreement, “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any Subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or (iii) the authority or ability of the Company  to perform any of its obligations under any of the Transaction Documents (as defined below). Other than its Subsidiaries, there is no Person in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest.

3.2   Authorization and Binding Obligation.  The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement and the Other Agreements.  The execution and delivery of this Agreement and the Other Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, in each case, have been duly authorized by the Company's Board of Directors and no further filing, consent, or authorization is required by the Company, its Board of Directors or its stockholders.  This Agreement and the Other Agreements have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities laws.

3.3   No Conflict.  The execution, delivery and performance of this Agreement and the Other Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Certificate of Incorporation (as defined in the Exchange Agreement) or other organizational documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries or Bylaws (as defined in the Exchange Agreement) of the Company or any of its Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including foreign, federal and state securities laws and regulations and the rules and regulations of the Nasdaq Capital Market (the “Principal Market”) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that could not reasonably be expected to have a Material Adverse Effect.

3.4   No Consents.  Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by this Agreement and the Other Agreement, in each case, in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Effective Date.  Except as set forth on Schedule 3.4 to the Exchange Agreement which is incorporated herein, the Company is not in violation of the requirements of the Principal Market (other than the minimum bid price per share of $1.00) and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

3.5   Disclosure.  The Company confirms that neither it nor any other Person acting on its behalf has provided any of the Holders or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Company or any of its Subsidiaries, other than the existence of the transactions contemplated by this Agreement and the Other Agreements. The Company understands and confirms that each of the Holders will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Holders regarding the Company and its Subsidiaries, their businesses and the transactions contemplated hereby, including Schedule 3.4 to the Exchange Agreement, furnished by or on behalf of the Company or any of its Subsidiaries is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by the Company or any of its Subsidiaries during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly announced or disclosed.

3.6   No Event of Default.  As of the Effective Date, no Event of Default (as defined in the Exchanged Note) has occurred nor has there occurred an event that with the passage of time or giving of notice would constitute an Event of Default.

4.   Holder’s Representations and Warranties.  As a material inducement to the Company to enter into this Agreement, Holder represents, warrants and covenants with and to the Company as follows:

4.1   Validity; Enforcement.  This Agreement has been duly and validly authorized, executed and delivered on behalf of the Holder and constitutes the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

4.2   No Conflicts.  The execution, delivery and performance by the Holder of this Agreement and the consummation by the Holder of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

5.   Covenants.

5.1   Reasonable Best Efforts.  The Company shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 6 of this Agreement.

5.2   Disclosure of Transactions and Other Material Information.  On or before 9:30 a.m., New York time, on the first (1st) Business Day following the date of this Agreement, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Agreements in the form required by the 1934 Act and attaching all the material Agreements (including, without limitation, this Agreement (and all schedules to this Agreement) (including all attachments, the “8-K Filing”).  From and after the issuance of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) delivered to the Holder by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Agreements.

5.3   Effective Date.  This Agreement shall become effective (the “Effective Date”) upon the later of (x) the due execution and delivery by the Company and the Holder of this Agreement, (y) the due execution and delivery of each Other Agreement by the Company and such Other Holder party thereto (which together with the Holder, represent the holder of all the Exchanged Notes then outstanding) and (z) the Company's satisfaction in all respects of the conditions to the Holder's obligations set forth in Section  6 hereof.

5.4   Fees.  The Company shall reimburse Greenberg Traurig, LLP (counsel to the lead Buyer), on demand, for all reasonable, documented costs and expenses incurred by it in connection with preparing and delivering this Agreement (including, without limitation, all reasonable, documented legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby) (the “Lead Investor Counsel Expenses”).

6.   Conditions to Holder’s Obligations Hereunder.

The obligations of the Holder hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Holder's sole benefit and may be waived by the Holder at any time in its sole discretion by providing the Company with prior written notice thereof:

6.1   The Company shall have duly executed and delivered this Agreement to the Holder.

6.2   The Company shall have paid the Lead Investor Counsel Expenses to Greenberg Traurig LLP by wire transfer of U.S. dollars and immediately available funds in accordance with the written instructions of Greenberg Traurig LLP delivered to the Company on or prior to the Effective Date.

6.3   The Company shall have delivered to the Holder a copy of each Other Agreement, duly executed and delivered by the Company and each Other Holder party thereto.

6.4   The Holder shall have received the opinion of Rutan & Tucker, LLP, the Company’s counsel, dated as of the Effective Date, in the form acceptable to the Holder.

6.5   The Company shall have delivered to the Holder such other documents relating to the transactions contemplated by this Agreement as the Holder or its counsel may reasonably request.

7. Miscellaneous.

7.1   Miscellaneous Provisions.  Section 9 of the Existing Securities Purchase Agreement (as amended hereby) is hereby incorporated by reference herein, mutatis mutandis.

7.2   Most Favored Nation.  The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof that none of the terms offered to any Person with respect to any consent, release, amendment, settlement or waiver relating to the terms, conditions and transactions contemplated hereby (each a “Settlement Document”), is or will be more favorable to such Person than those of the Holder and this Agreement.  If, and whenever on or after the date hereof, the Company enters into a Settlement Document, then (i) the Company shall provide notice thereof to the Holder immediately following the occurrence thereof and (ii) the terms and conditions of this Agreement, the other Exchange Documents and the Securities (other than any limitations on conversion or exercise set forth therein) shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Settlement Document, provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Agreement or the Securities (as the case may be) shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder.  The provisions of this Section 9.2 shall apply similarly and equally to each Settlement Document.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PACIFIC ETHANOL, INC.

By: /s/ Neil M. Koehler
Name: Neil M. Koehler
Title: Chief Executive Officer

[Amendment and Waiver Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HOLDER:
[ ]

By:
Name:
Title:

[Amendment and Waiver Agreement]